EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and effective as of October 6th, 1998, by and between SHAW INDUSTRIES, INC., a Georgia corporation ("Employer") and JULIAN D. SAUL, an individual resident of the State of Georgia (the "Executive").

                                    RECITALS

         Concurrently with the execution and delivery of this Agreement, Employer is acquiring Queen Carpet Corporation, a Georgia corporation (the "Company") pursuant to merger of the Company with and into Employer in accordance with that certain Agreement and Plan of Merger, dated August 13, 1998, by and among Employer, Chessman Acquisition Corp., a wholly-owned subsidiary of Employer (the "Subsidiary"), the Company, Executive, Linda Saul, Anita Saul Family Trust, Julian Saul Family Trust, and Linda Saul Schejola Family Trust, as amended by that certain First Amendment to Agreement and Plan of Merger dated of even date herewith (as amended, the "Merger Agreement"),. Subject to the terms and conditions set forth herein, Employer desires to employ Executive.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1. Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

         "Agreement"--this Employment Agreement, as amended from time to time.

         "Basic Compensation"--Salary and Benefits.

         "Benefits"--as defined in Section 3.1(b).

         "Confidential Information"--any and all:

                  (a) trade secrets concerning the business and affairs of Employer or its affiliates or subsidiaries, product specifications, data, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples and inventions, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures, and architectures (and related formulae, compositions, processes, improvements, devices, inventions, discoveries, concepts, designs, methods and information); and

                  (b) information concerning the business and affairs of Employer or its subsidiaries or affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, and personnel training and techniques and materials) however documented; and

                  (c) notes, analyses, compilations, studies, summaries, and other material prepared by or for Employer or its subsidiaries or affiliates containing or based, in whole or in part, on any information included in the foregoing;

provided that the information listed in (a) through (c) above shall not be deemed to be Confidential Information if such information is already known by Executive or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of Executive.

         "disability"--as defined in Section 6.2.

         "Effective Date"--the date stated in the first paragraph of this Agreement.

         "Employee Invention"--any idea, invention, technique, modification, process, or improvement (whether patentable or not), any industrial design
(whether registerable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived, or developed by the Executive, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by Employer or its subsidiaries or affiliates, and any such item created by the Executive, either solely or in conjunction with others, following termination of the Executive's employment with Employer, that is based upon or uses Confidential Information.

         "Employer Board of Directors"--the board of directors of Employer.

         "Employment Period"--the term of this Agreement.

         "Executive Committee" -- the Executive Committee of the Board of Directors of Employer.

         "for cause"--as defined in Section 6.3.

         "Noncompetition Agreement"--as defined in Section 6.3.

         "person"--any   individual,   corporation   (including  any  non-profit
corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or governmental body.

         "Post-Employment Period"-- the five (5) year period beginning on the date of termination of the Executive's employment with the Employer.

         "Proprietary Items"--as defined in Section 7.2(a)(iv).

                             EXHIBIT 10-G - PAGE 2
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         "Salary"--as defined in Section 3.1(a).


2.       EMPLOYMENT TERMS AND DUTIES

         2.1. Employment. Employer hereby employs the Executive, and the Executive hereby accepts employment by Employer, upon the terms and conditions set forth in this Agreement.

         2.2. Term. Subject to the provisions of Section 6, the term of the Executive's employment under this Agreement will begin on the Effective Date and end on the fifth anniversary of the Effective Date.

         2.3. Duties. The Executive will have such duties commensurate with his titles as are assigned or delegated to the Executive by the Employer Board of Directors, and will serve as Executive Vice President of Employer, and President of the Queen Carpet Division of Employer during the entire term of this Agreement. In addition, Employer shall nominate Executive to serve on its Board of Directors and shall cause Executive to be elected to the Board of Directors of Employer and to be appointed to serve on the Executive Committee of the Board of Directors of Employer. The Executive will devote his entire business time, attention, skill, and energy exclusively to the business of Employer, will use his best efforts to promote the success of Employer's business, and will cooperate fully with the Employer Board of Directors in the advancement of the best interests of Employer. Nothing in this Section 2.3, however, will prevent the Executive from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Executive's duties under this Agreement. If the Executive is elected as a director of any of Employer's subsidiaries or affiliates, or as an officer in addition to his positions described herein, the Executive will fulfill his duties as such director or officer without additional compensation.


3.       COMPENSATION

         3.1.     Basic Compensation.

                  (a) Salary and Bonus. The Executive will be paid an annual salary and bonus described on Exhibit A attached hereto (the "Salary"), which will be payable by Employer in equal periodic installments according to Employer's customary payroll practices, but no less frequently than monthly, and shall be subject to and reduced by any applicable federal state and/or local income and/or payroll tax withholding and reporting requirements.

                  (b) Benefits. The Executive will, during the Employment Period, participate in such profit sharing, life insurance, hospitalization, major medical, and other employee benefit plans of Employer as are generally made available from time to time to executive officers of Employer, to the extent the Executive is eligible under the terms of those plans (collectively, the "Benefits"). Executive will receive credit with respect to Benefits for his prior term of employment by the Company, and to the extent permissible under the Benefits plans, any "pre-existing condition" limitation on coverage thereunder shall be waived.

                             EXHIBIT 10-G - PAGE 3
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4.       FACILITIES AND EXPENSES

         Employer will furnish the Executive office space, equipment, supplies, and such other facilities and personnel as Employer deems necessary or appropriate for the performance of the Executive's duties under this Agreement. In addition, Employer will provide secretarial and similar services with respect to the reasonable additional requirements of Executive. Employer (where appropriate) will pay the Executive's dues in such professional societies, and will pay on behalf of the Executive (or reimburse the Executive for) reasonable expenses incurred by the Executive at the request of, or on behalf of, Employer in the performance of the Executive's duties pursuant to this Agreement, in accordance with Employer's employment policies as determined from time to time by the Employer Board of Directors, including reasonable expenses incurred by the Executive in attending conventions, seminars, and other business meetings, in appropriate business entertainment activities, and for promotional expenses. The Executive shall file expense reports with respect to such expenses in accordance with Employer's policies as determined from time to time by the Employer Board of Directors.


5.       VACATIONS AND HOLIDAYS

         The Executive will be entitled to paid vacation, holidays and other paid leave in accordance with the policies of Employer as determined from time to time by the Employer Board of Directors. Executive will receive credit with respect to such policies for his prior term of employment by the Company.

6.       TERMINATION

     6.1. Events of Termination. The Employment Period, the Executive's Basic Compensation as set forth in Section 3.1 above and any and all other rights of the Executive under this Agreement or otherwise as an employee of Employer will terminate (except as otherwise provided in this Section 6):

                  (a)      upon the death of the Executive;

                  (b) upon the disability of the Executive (as defined in Section 6.2) immediately upon notice from either party to the other; or

                  (c) for cause (as defined in Section 6.3), immediately upon notice from Employer to the Executive, or at such later time as such notice may specify.

         6.2. Definition of Disability. For purposes of Section 6.1, the Executive will be deemed to have a "disability" if, for physical or mental reasons, the Executive is unable to perform the essential functions of the Executive's duties with or without reasonable accommodation under this Agreement for 120 consecutive days, or 180 days during any 12-month period, as determined in accordance with this Section 6.2. The disability of the Executive will be determined by a medical doctor selected by written agreement of Employer and the Executive upon the request of either party by notice to the other (the "Original Notice"). If Employer and the Executive cannot agree on the selection of a medical doctor within 30 days of such Original Notice, each of them will select

                             EXHIBIT 10-G - PAGE 4
a medical doctor within 45 days of such Original Notice and the two medical doctors will select a third medical doctor within 60 days of such Original Notice who will determine whether the Executive has a disability. The determination of the medical doctor selected under this Section 6.2 will be binding on both parties. The Executive must submit to a reasonable number of examinations by the medical doctor making the determination of disability under this Section 6.2, and the Executive hereby authorizes the disclosure and release to Employer of such determination and all supporting medical records. If the Executive is not legally competent, the Executive's legal guardian or duly authorized attorney-in-fact will act in the Executive's stead, under this
Section 6.2, for the purposes of submitting the Executive to the examinations, and providing the authorization of disclosure, required under this Section 6.2.

         6.3. Definition of "For Cause". For purposes of Section 6.1, the phrase "for cause" means: (a) the Executive's material breach of this Agreement, or the Noncompetition Agreement entered into on the date hereof between Employer and the Executive (the "Noncompetition Agreement") pursuant to the Merger Agreement, in each case following notice of such breach and an opportunity to cure the same within ten (10) days of written notice thereof; (b) the Executive's unreasonable failure to adhere to any material or fundamental Employer policy or directive if the Executive has been given a reasonable opportunity to comply with such policy or directive or cure his failure to comply (for this purpose "reasonable opportunity" shall not exceed a ten-day period following written notice of failure to comply); (c) the appropriation (or attempted appropriation) of a material business opportunity of Employer or any of its subsidiaries or affiliates for personal profit and without the consent of Employer; (d) the material misappropriation (or attempted misappropriation) of any funds or property of Employer or any of its subsidiaries or affiliates; (e) the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof; or (f) Executive's unreasonable misconduct or gross negligence in performing his duties and responsibilities hereunder to the extent materially injurious to the conduct of the business of Employer or its affiliates or subsidiaries.

         6.4. Termination Pay. Effective upon the termination of this Agreement, Employer will be obligated to pay Basic Compensation to the Executive (or, in the event of his death, his designated beneficiary) only as follows:

                  (a) Termination by Employer for cause. If Employer terminates this Agreement for cause, the Executive will be entitled to receive his Salary only through the date such termination is effective and the Executive will not be entitled to receive any bonus unpaid as of such date.

                  (b) Termination upon Disability. If this Agreement is terminated by either party as a result of the Executive's disability, as determined under Section 6.2, Employer shall pay the Executive his Salary through the remainder of the calendar month during which such termination is effective and for the lesser of (i) six (6) consecutive  months  thereafter,  or
(ii) the period until disability insurance benefits commence under any disability insurance coverage furnished by Employer to the Executive.
                  (c) Termination upon Death. If this Agreement is terminated because of the Executive's death, the Executive's personal representative will be entitled to receive the Executive's Salary through the end of the calendar month in which the Executive's death occurs.

                  (d) Benefits.  Except as provided in Section 6.4(e) below, the

                             EXHIBIT 10-G - PAGE 5

Executive's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Executive will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

                  (e) Termination Other than for cause. If this Agreement is terminated by Employer for any reason other than one provided under Section 6.1, Executive shall be entitled to receive the Salary and Benefits provided pursuant to Section 3.1 for the period commencing on the effective date of such termination and ending on the fifth anniversary of the date hereof.


7.       NON-DISCLOSURE COVENANT; EMPLOYEE INVENTIONS

         7.1. Acknowledgements by the Executive. The Executive acknowledges that
(a) during the Employment Period and as a part of his employment, the Executive will be afforded access to Confidential Information and will create Confidential Information on behalf of Employer and its subsidiaries and affiliates; (b) public disclosure of such Confidential Information could have an adverse effect on Employer or its subsidiaries or affiliates and their respective businesses;
(c) Employer has required that the Executive make the covenants in this Section 7 as a condition to consummation of the transactions contemplated by the Merger Agreement; and (d) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide Employer with exclusive ownership of all Employee Inventions.

         7.2. Agreements of the Executive. In consideration of the compensation and benefits to be paid or provided to the Executive by Employer under this Agreement, the Executive covenants as follows:

                  (a)      Confidentiality.

                       (i) During the Employment Period and the  Post-Employment
                  Period, the Executive will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer Board of Directors or except as otherwise expressly permitted by the terms of this Agreement.

                       (ii) Any trade secrets of Employer or its subsidiaries or
                  affiliates will be entitled to all of the protections and benefits under applicable state trade secret law and any other applicable law. If any information that Employer or any of its subsidiaries or affiliates deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement.

                       (iii) None of the foregoing  obligations and restrictions
                  applies to any part of the Confidential Information that the Executive demonstrates was or became generally available to the public other than as a result of a disclosure by the Executive.

                             EXHIBIT 10-G - PAGE 6

                       (iv) The  Executive  will not remove from the premises of
                  Employer or its subsidiaries and affiliates (except to the extent such removal is for purposes of the performance of the Executive's duties at home or while traveling, or except as otherwise specifically authorized by the Employer Board of Directors) any Confidential Information, document, record, notebook, plan, model, component, device, or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Executive recognizes that, as between Employer and its subsidiaries and affiliates and the Executive, all of the Proprietary Items, whether or not developed by the Executive, are the exclusive property of Employer and its subsidiaries and affiliates. Upon termination of this Agreement, or upon the request of the Board of Directors during the Employment Period, the Executive will return to Employer and its subsidiaries and affiliates all of the Proprietary Items in the Executive's possession or subject to the Executive's control, and the Executive shall not retain any copies, abstracts, sketches, or other physical embodiment of any of the Proprietary Items.

                  (b) Employee Inventions. Each Employee Invention will belong exclusively to Employer. The Executive acknowledges that all of the Executive's writing, works of authorship, and other Employee Inventions are works made for hire and the property of Employer, including any copyrights, patents, or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Executive hereby assigns to Employer all of the Executive's right, title, and interest including all rights of copyright, patent, and other intellectual property rights, to or in such Employee Inventions. The Executive covenants that he will promptly:

                       (i)   disclose  to  Employer  in  writing  any   Employee
                  Invention;

                       (ii) assign to Employer or to a party designated by Employer, at Employer's request and without additional compensation, all of the Executive's rights to the Employee Invention for the United States and all foreign jurisdictions;

                       (iii) execute and deliver to Employer such  applications,
                  assignments, and other documents as Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                       (iv) sign all other papers necessary to carry out the above obligations; and

                       (v) give testimony and render any other assistance in support of Employer's rights to any Employee Invention.

         7.3. Disputes or Controversies. The Executive recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel, or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony, and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by Employer, the Executive, and their respective attorneys and experts, who will agree, in

                             EXHIBIT 10-G - PAGE 7
advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.


8.       GENERAL PROVISIONS

         8.1. Injunctive Relief and Additional Remedy. The Executive acknowledges that the injury that would be suffered by Employer as a result of a breach of the provisions of this Agreement (including any provision of Section
7) would be irreparable and that an award of monetary damages to Employer for such a breach would be an inadequate remedy. Consequently, Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and Employer will not be obligated to post bond or other security in seeking such relief. Without limiting Employer's rights under this Section 8 or any other remedies of Employer, if the Executive breaches any of the provisions of Section 7, Employer will have the right to cease making any payments otherwise due to the Executive under this Agreement.

         8.2. Covenants of Section 7 are Essential and Independent Covenants. The covenants by the Executive in Section 7 are essential elements of this Agreement, and without the Executive's agreement to comply with such covenants, Employer would not have entered into the Merger Agreement, this Agreement or employed or continued the employment of the Executive. Employer and the Executive have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by Employer.

         The Executive's covenants in Section 7 are independent covenants and the existence of any claim by the Executive against Employer under this Agreement or otherwise, will not excuse the Executive's breach of any covenant in Section 7.

         If the Executive's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive in Section 7.

         8.3. Representations and Warranties by the Executive. The Executive represents and warrants to Employer that the execution and delivery by the Executive of this Agreement do not, and the performance by the Executive of the Executive's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction, or order of any court, arbitrator, or governmental agency applicable to the Executive; or (b) conflict with, result in the breach of any provisions of or the termination of, or constitute a default under, any agreement to which the Executive is a party or by which the Executive is or may be bound.

     8.4. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law,
(a) no claim or right  arising out of this  Agreement  can be  discharged by one

                             EXHIBIT 10-G - PAGE 8
party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

         8.5. Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, permitted assigns, heirs, and legal representatives, including any entity with which Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Executive under this Agreement, being personal, may not be delegated.

         8.6. Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (effective upon written confirmation of receipt), (b) sent by facsimile (effective upon written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

         If to Employer:

                           Shaw Industries, Inc.
                           P.O. Drawer 2128
                           Dalton, Georgia  30722-2128
                           Attention:       Bennie M. Laughter, Esq.
                           Facsimile No.:   (706) 275-1442

         With a copy to (which shall not constitute notice):

                           Powell, Goldstein, Frazer & Murphy LLP
                           Sixteenth Floor
                           191 Peachtree Street, N.E.
                           Atlanta, Georgia  30303
                           Attention:       Thomas R. McNeill, Esq.
                           Facsimile No.:   (404) 572-6999

         If to the Executive:

                           Julian D. Saul
                           702 Mt. Sinai Road
                           Dalton, Georgia  30720
                           Facsimile No.:

         With a copy to (which shall not constitute notice):

                             EXHIBIT 10-G - PAGE 9

                           Kinney, Kemp, Sponcler, Joiner & Tharpe
                           225 West King Street
                           Dalton, Georgia  30720
                           Attention:  H. Greely Joiner, Jr., Esq.
                           Facsimile No.:   (706) 275-6566

         8.7. Entire Agreement; Amendments. This Agreement (together with exhibits attached hereto), the Merger Agreement (together with schedules and exhibits attached thereto), and the documents executed in connection with the Merger Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

         8.8. Governing Law. This Agreement will be governed by the laws of the State of Georgia without regard to conflicts of laws principles.

         8.9. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the United States District Court for the Northern District of Georgia, or if jurisdiction and venue is not proper in federal court, then the Superior Court of Whitfield County, Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

         8.10. Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         8.11. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         8.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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                             EXHIBIT 10-G - PAGE 10

         IN WITNESS WHEREOF, the corporate party hereto has caused this Agreement to be executed by its duly authorized representative, and the individual party has executed and delivered this Agreement, as of the date above first written above.


                                                     EMPLOYER:

                                                     SHAW INDUSTRIES, INC.


                                                     By:  /s/ Bennie M. Laughter
                                                     Name: Bennie M. Laughter
                                                     Title:  Vice President



                                                     EXECUTIVE:

                                                     /s/ Julian D. Saul
                                                     Julian D. Saul

                             EXHIBIT 10-G - PAGE 11

                                    EXHIBIT A

                                SALARY AND BONUS


Salary: Not less than $600,000 per annum, subject to annual review by the Compensation Committee of the Board of Directors.

Bonus: Senior Executive Bonus Program of the Company, as determined from time to time, provided that the Senior Executive Bonus Program applicable to Executive shall be consistent with that of the President of the Company.

                             EXHIBIT 10-G - PAGE 12